Exhibit 99.1

CONTACTS:

Ashleigh Koss, Media

Public_affairs@gilead.com

Jacquie Ross, Investors

investor_relations@gilead.com

CHIEF MEDICAL OFFICER MERDAD PARSEY TO LEAVE GILEAD EARLY 2025

Foster City, Calif., July 17, 2024 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that Chief Medical Officer Merdad Parsey, MD, PhD, will leave the company early next year. While the company works to identify a successor, Dr. Parsey will continue as Chief Medical Officer until Q1 2025 and support this transition over the next several months.

“On behalf of everyone at Gilead, I want to thank Merdad for his significant contributions as our Chief Medical Officer over the last five years. These were pivotal years for the company as we worked to strengthen and diversify the portfolio, and Merdad played a fundamental role in our success,” said Daniel O’Day, Chairman and Chief Executive Officer, Gilead. “We have more than doubled our portfolio under Merdad’s leadership, and with 54 ongoing clinical trials across virology, oncology, and inflammation, we are well positioned to build on our success for the future.”

Dr. Parsey joined Gilead in November 2019 and is responsible for overseeing the company’s global clinical development and medical affairs organizations. During his tenure, he led the growth of the development organization, specifically with the advancement of market leading treatments in virology and the establishment of Gilead’s oncology pipeline and therapeutics.

“It has been a privilege to lead the development team, especially as we have worked to deliver transformative medicines for people with HIV, COVID-19, and cancer,” said Dr. Parsey. “I am profoundly excited about the work we have done to build a strong, diverse clinical pipeline that has tremendous potential to deliver on our commitment to improve health for people around the world.”

About Gilead Sciences

Gilead Sciences, Inc. is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. The company is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis, COVID-19, and cancer. Gilead operates in more than 35 countries worldwide, with headquarters in Foster City, Calif.

Forward-Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including the risk that Dr. Parsey may leave prior to the currently anticipated timeline; challenges that Gilead may encounter in identifying a successor to Dr. Parsey; and any assumptions underlying any of the foregoing. These and other risks, uncertainties and factors are described in detail in Gilead’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as filed with the U.S. Securities and Exchange Commission. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The reader is cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and is cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation and disclaims any intent to update any such forward-looking statements.

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